Exhibit 10.4

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (the “Agreement”), made in New York, New York as of January 5, 2016, between SIGA Technologies, Inc., a Delaware corporation (the “Company”), and William J. Haynes II (“Executive”).

WHEREAS, the Company and Executive entered into an Employment Agreement dated June 4, 2012, as amended (the “Employment Agreement”), providing for Executive’s employment by the Company and setting forth the terms and conditions of such employment;

WHEREAS, Executive currently serves as an Executive Vice President and the General Counsel of the Company;

WHEREAS, the parties have mutually agreed that Executive’s employment with the Company shall terminate effective January 5, 2016;

WHEREAS, the Company and Executive have mutually agreed upon the payments, benefits and other terms and conditions provided herein relating to the termination of Executive’s employment;

WHEREAS, the Company has filed a plan for reorganization (as amended, modified, and supplemented, the “Plan”) under chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in its pending case under the Bankruptcy Code; and

WHEREAS, this Agreement shall become effective upon and subject to the occurrence of the Effective Date (as defined in the Plan), and at which time the Employment Agreement shall be superseded by this Agreement and of no further force or effect.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants and agreements hereinafter set forth, the Company and Executive agree as follows:

1.	Separation. Executive’s last day of work with the Company and Executive’s employment termination date shall be January 5, 2016 (the “Separation Date”). If Executive resigns on or before the Separation Date, Executive shall receive the payments described in Section 3 below.

2.	Accrued Salary and Vacation. Within fifteen (15) days following the Separation Date, the Company shall pay Executive all accrued and unpaid wages and all accrued and unused vacation time earned through the Separation Date, subject to all required payroll deductions and withholdings. Executive is entitled to these payments regardless of whether or not Executive signs this Agreement.

3.	Separation Pay. Subject to the occurrence of the Effective Date and Executive’s compliance with Section 16 below, if Executive signs this Agreement, timely returns it to the Company, and does not revoke any portion of this Agreement within the time period set forth in Section 11 below, the Company shall pay Executive the following amounts:

William J. Haynes II
January 5, 2016

(a) Executive’s annual bonus for the 2014 calendar year equal to $119,351, which amount shall be payable in cash in full on the Effective Date.  In the event that in the future the Compensation Committee of the Company’s Board of Directors decides to restore 2014 bonus pay lost as a consequence of the bankruptcy proceeding, Executive shall not be treated less favorably than other executives of the Company; and

(b) Executive’s annual bonus for the 2015 calendar year subject to the discretion of the Compensation Committee of the Company’s Board of Directors, based upon a target bonus opportunity of $491,728, which represents one hundred percent (100%) of Executive’s 2015 base salary, based on the attainment of the applicable performance criteria and goals established by the Compensation Committee prior to the Effective Date, the achievement of which shall be determined consistent with the methodology and measurement standards established by the Compensation Committee prior to the Effective Date, provided, however, that Executive shall not be treated less favorably than other executives of the Company with respect to determinations concerning the attainment of the applicable performance criteria and goals established by the Compensation Committee with respect to the Executive and payment of bonus.  Such annual bonus shall be paid no later than March 15, 2016.

4.	Health Insurance. Executive’s group health insurance shall cease on the last day of the month in which his employment ends. At that time, Executive shall be eligible to continue his group health insurance benefits at his own expense, subject to the terms and conditions of the benefit plan, federal Consolidated Omnibus Budget Reconciliation Act (COBRA) law, and, as applicable, state insurance laws. Executive shall receive additional information regarding his right to elect continued coverage under COBRA in a separate communication.

5.	Tax Matters. The Company shall withhold required federal, state, and local taxes from any and all payments contemplated by this Agreement. Other than the Company’s obligation and right to withhold, Executive shall be responsible for any and all taxes, interest, and penalties that may be imposed with respect to the payments contemplated by this Agreement.

6.	Other Compensation or Benefits. Executive acknowledges that, except as expressly provided in this Agreement, Executive shall not receive any additional compensation, benefits, or separation pay after the Separation Date. Thus, for any employee benefits sponsored by the Company not specifically referenced in this Agreement, Executive shall be treated as a terminated employee effective on the Separation Date. This includes but is not limited to a 401(k) plan, life insurance, accidental death and dismemberment insurance, and short and long-term disability insurance.

William J. Haynes II
January 5, 2016

7.	Expense Reimbursement. Executive agrees that, within ten (10) calendar days of the Separation Date, Executive shall submit his final documented expense reimbursement statement reflecting all business expenses Executive incurred through the Separation Date, if any, for which Executive seeks reimbursement. The Company shall reimburse Executive for these expenses pursuant to its regular business practice.

8.	Return of Company Property. By the Separation Date, Executive agrees to return to the Company all hard copy and electronic documents (and all copies thereof) and other Company property that Executive has had in his possession at any time, including, but not limited to, files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information (including email), tangible property (laptop computer, cell phone, PDA, etc.), credit cards, entry cards, identification badges and keys, and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). If Executive discovers after the Separation Date that he has retained any Company proprietary or confidential information, Executive agrees immediately upon discovery to contact the Company and make arrangements for returning the information.

9.	Nondisparagement. Executive agrees not to disparage the Company, and its officers, directors, employees, or agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided, however, that statements which are made in good faith in response to any question, inquiry, or request for information required by legal process shall not violate this paragraph. Nothing in this restriction is intended to limit Executive from giving honest statements to an administrative agency investigating an alleged violation of discrimination laws.

10.	Release of All Claims. Except as otherwise set forth in this Agreement, Executive hereby releases, acquits and forever discharges the Company, TriNet HR Corporation and their affiliates, officers, agents, administrators, servants, employees, attorneys, successors, parent, subsidiaries, assigns, and affiliates (each, a “Released Party” and collectively, the “Released Parties”), of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities, and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts, omissions, or conduct at any time prior to and including the date Executive signs this Agreement. This general release includes, but is not limited to: (i) claims and demands arising out of or in any way connected with Executive’s employment with the Company, or the termination of that employment; (ii) claims or demands related to Executive’s compensation or benefits with the Company, including but not limited to, wages, salary, bonuses, commissions, vacation pay, fringe benefits, expense reimbursements, incentive pay, severance pay, or any other form of compensation; (iii) claims pursuant to any federal, state, local or foreign law, statute, regulation or cause of action including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees or other claim arising under the federal Civil Rights Act of 1964, as amended; the federal Americans with Disabilities Act of 1990, as amended; the federal Age Discrimination in Employment Act of 1967, as amended (the “ADEA”); the federal Family Medical Leave Act, as amended; the federal Worker Adjustment and Retraining Notification Act, as amended; the Employee Retirement Income Security Act of 1974, as amended; New York Fair Employment Practices Law (N.Y. Exec. Law §§ 296 et seq.); New York Equal Pay Law (N.Y. Lab. Law § 194); New York WARN Law (N.Y. Lab. Law §§ 860 et seq.), as amended; (iv) all tort claims, including without limitation, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing, including claims arising out of an employment agreement, including the Employment Agreement, sales commission plan or incentive compensation plan applicable to Executive’s employment with the Company. To the extent permitted by law, Executive also promises never directly or indirectly to bring or participate in an action against any Released Party, including without limitation under any unfair competition law of any jurisdiction.

William J. Haynes II
January 5, 2016

Excluded from this Agreement are any claims which by law cannot be waived in a private agreement between an employer and employee. Moreover, this Release does not prohibit Executive from filing a charge with the Equal Employment Opportunity Commission (the “EEOC”) or equivalent state agency in Executive’s state or participating in an EEOC or state agency investigation. Executive agrees to waive his right to monetary or other recovery should any claim be pursued with the EEOC, state agency, or any other federal, state or local administrative agency on Executive’s behalf arising out of or related to Executive’s employment with and/or separation from the Company.

11.	ADEA Waiver. Executive acknowledges that he is knowingly and voluntarily waiving and releasing any rights he may have under the ADEA, as amended. Executive also acknowledges that the consideration given for the waiver and release herein is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that he has been advised by this writing, as required by the ADEA, that: (a) Executive’s waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) Executive has been advised hereby that he has the right to consult with an attorney prior to executing this Agreement; (c) Executive has up to twenty-one (21) calendar days from the date of this Agreement to execute this Agreement (although Executive may choose to voluntarily execute this Agreement earlier); (d) Executive has seven (7) calendar days following the execution of this Agreement by the parties to revoke the Agreement; and (e) this Agreement shall not be effective until the eighth day after the day that this Agreement is executed by Executive, provided that Executive has not revoked this Agreement prior to such date (the “Release Effective Date”); and (f) this Agreement does not affect Executive’s ability to test the knowing and voluntary nature of this Agreement.

12.	No Actions or Claims. Executive represents that he has not filed any charges, complaints, grievances, arbitrations, lawsuits, or claims against the Company, with any local, state or federal agency, union or court from the beginning of time to the date of execution of this Agreement and that Executive shall not do so at any time hereafter, based upon events occurring prior to the date of execution of this Agreement. In the event any agency, union, or court ever assumes jurisdiction of any lawsuit, claim, charge, grievance, arbitration, or complaint, or purports to bring any legal proceeding on Executive’s behalf, Executive shall ask any such agency, union, or court to withdraw from and/or dismiss any such action, grievance, or arbitration, with prejudice.

William J. Haynes II
January 5, 2016

13.	Employment Rights. Executive hereby waives any and all rights to employment or re- employment with the Company or any successor or affiliated organization (“Related Entity”). Executive agrees that the Company and the Related Entities have no obligation, contractual or otherwise, to employ or re-employ Executive, now or in the future, either directly or indirectly, on a full-time, part-time, or temporary basis, including, but not limited to, utilizing Executive’s services as a temporary employee, worker, or contractor through any temporary service providers, vendors, or agencies.

14.	Acknowledgements and Representations. Executive acknowledges and represents that he has not suffered any discrimination or harassment by any of the Released Parties on account of his race, gender, national origin, religion, marital or registered domestic partner status, sexual orientation, age, disability, medical condition, or any other characteristic protected by law. Executive acknowledges and represents that he has not been denied any leave, benefits or rights to which he may have been entitled under the FMLA or any other federal or state law, and that he has not suffered any job-related wrongs or injuries for which Executive might still be entitled to compensation or relief. Executive further acknowledges and represents that, except as expressly provided in this Agreement, he has been paid all wages, bonuses, compensation, benefits and other amounts that any of the Released Parties have ever owed to Executive, and he understands that he shall not receive any additional compensation, severance, or benefits after the Separation Date, with the exception of any vested right Executive may have under the terms of a written ERISA-qualified benefit plan.

15.	Miscellaneous. This Agreement, including Exhibit A, constitutes the complete, final, and exclusive embodiment of the entire agreement between Executive and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such agreements, promises, warranties, or representations, including the Employment Agreement (other than as set forth in Section 16 below). This Agreement may not be modified or amended except in a writing signed by both Executive and a duly authorized officer of the Company. This Agreement shall bind the heirs, personal representatives, successors, and assigns of both Executive and the Company, and inure to the benefit of both Executive and the Company, their heirs, successors, and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified by the court so as to be rendered enforceable. This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of New York, without reference to its choice of law rules.

William J. Haynes II
January 5, 2016

16.	Restrictive Covenants and Cooperation. Executive agrees to adhere to (i) each restrictive covenant provided in the Employment Agreement, including the proprietary information covenant, the confidentiality and surrender of records covenant, the non-solicitation and non-competition restrictive covenants described in Section 6 of the Employment Agreement, (ii) the inventions and patents provision in Section 6(e) of the Employment Agreement, and (iii) the cooperation covenant in Section 8(a) of the Employment Agreement, along with any restrictive covenant contained herein. Notwithstanding the foregoing, Executive shall only be obligated to provide assistance to the Company under Section 8(a) of the Employment Agreement for a period of twelve (12) months from the Separation Date. A copy of the Employment Agreement is attached hereto as Exhibit A.

17.	Code Section 409A. The intent of the parties is that payments and benefits under this Agreement be exempt from Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder and, accordingly, to the maximum extent permitted, this Agreement will be interpreted in a manner consistent with such intent.

18.	Indemnification. Nothing contained herein shall constitute a release of any claims or right Executive has for indemnification under the Employment Agreement or the Company’s directors and officers liability insurance policies or the Company’s bylaws or programs or under applicable law with respect to any events occurring on or prior to the Separation Date regardless of when any action to which such rights to indemnification apply may be asserted.

19.	Waiver. No waiver by either party of any breach by the other party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of any other provision or condition at the time or at any prior or subsequent time.

20.	Notices. All notices given hereunder shall be given in writing, shall specifically refer to this Agreement and shall be personally delivered or sent by telecopy or other electronic facsimile transmission or by registered or certified mail, return receipt requested, at the address set forth below or at such other address as may hereafter be designated by notice given in compliance with the terms hereof:

If to Executive:	Executive’s last known address as reflected in the Company’s records, or to such other address as Executive shall designate by written notice to the Company.

If to the Company:	SIGA Technologies, Inc.
660 Madison Avenue – Suite 1700
New York, New York 10065
Attention: Chief Executive Officer

William J. Haynes II
January 5, 2016

with a copy to:	Weil, Gotshal & Manges LLP
767 5th Avenue
New York, NY 10153
Attention: Stephen Karotkin
Telephone: (212) 310-8350
Facsimile: (212) 310-8007

If notice is mailed, such notice shall be effective upon mailing, or if notice is personally delivered or sent by telecopy or other electronic facsimile transmission, it shall be effective upon receipt.

21.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

William J. Haynes II
January 5, 2016

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates set forth below.

SIGA Technologies, Inc.

By:	/s/ Eric A. Rose	Date:	January 5, 2016
Name: Dr. Eric A. Rose, M.D.
Title: Chief Executive Officer

By:	/s/ William J. Haynes II	Date:	January 5, 2016
William J. Haynes II